SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2012
Blonder Tongue Laboratories, Inc. (Exact Name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	1-14120 (Commission File Number)	52-1611421 (I.R.S. Employer Identification No.)
One Jake Brown Road, Old Bridge, New Jersey 08857 (Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (732) 679-4000
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Definitive Written Agreement

On February 1, 2012, Blonder Tongue Laboratories, Inc. (the “Company”), R. L. Drake Holdings, LLC, a wholly-owned subsidiary of the Company (“RLD” and with the Company, collectively, “Borrower”), and Sovereign Bank, N.A. entered into a Second Amendment to Revolving Credit, Term Loan and Security Agreement (the “Second Amendment”) to amend that certain Revolving Credit, Term Loan and Security Agreement dated August 6, 2008, as amended by that certain First Amendment to Revolving Credit, Term Loan and Security Agreement dated January 14, 2011 (the "First Amendment"; and collectively, the “Loan Agreement”).

The Second Amendment:

(1) increases the maximum amount which may be borrowed by the Borrower under the asset based revolving credit facility to $8,500,000 from $5,000,000 (the “Revolver”);

(2) increases the term loan facility to $4,350,000 from $4,000,000 and the outstanding term loan thereunder from $2,800,000 (as of January 31, 2012) to $4,350,000;

(3) extends the termination date of the Loan Agreement from January 15, 2013 to February 1, 2015;

(4) adds RLD as a “Borrower” under the Loan Agreement;

(5) amends the calculation of the amount that may be advanced under the Revolver by:

(i) amending the definition of “Inventory Sublimit” to mean the least of (x) $4,250,000, (y) an amount equal to 50% of the maximum Revolving Advance Amount (as defined in the Loan Agreement) and (z) the Receivables Advance Rate (as defined in the Loan Agreement) of Eligible Receivables (as defined in the Loan Agreement); and

(ii) subjecting the accounts receivable and inventory acquired by RLD from R. L. Drake, LLC to a reserve that will defer borrowing against such assets until the Agent (as defined in the Loan Agreement) has completed a field examination and an analysis of the assets acquired by RLD from R. L. Drake, LLC;

(6) modifies the Fixed Charged Ratio (as defined in the Loan Agreement) covenant to require the Borrower to cause to be maintained at all times a consolidated Fixed Charge Coverage Ratio, tested quarterly on a trailing 12 month basis, of not less than 1.50 to 1.00 as of March 31, 2012 and at all times thereafter;

(7) modifies the Balance Sheet Leverage Ratio (as defined in the Loan Agreement”) covenant to require the Borrower to cause to be maintained at all times a consolidated Balance Sheet Leverage Ratio, tested quarterly, of not more than 1.25 to 1.00 as of March 31, 2012 and at all times thereafter;

(8)  modifies the Net Income (as defined in the Loan Agreement) covenant to require the Borrower to achieve a Net Income of not less than $1.00 for the year ending December 31, 2011 and $100,000 for each fiscal year thereafter;

(9) modifies the definition of “Net Income” to add back (to Net Income) (i) acquisition costs and transition costs and expenses incurred by the Borrower associated with the acquisition of certain assets by RLD from R. L. Drake, LLC in an amount not to exceed $500,000 in each of the fiscal years 2011 and 2012, and (ii) the aggregate amount of any non-cash intangible asset impairment expenses incurred by the Borrower during any measurement period, associated with the acquisition of certain assets by RLD from R. L. Drake, LLC, to the extent recognized in accordance with GAAP; and

(10) resets the early termination fee payable to the Agent in an amount equal to (i) 1.5%  of the Maximum Loan Amount (as defined in the Loan Agreement) if the Early Termination Date (as defined in the Loan Agreement)  occurs on or after the Second Amendment Closing Date (as defined in the Loan Agreement) to and including the  date immediately preceding the first anniversary of the Second Amendment Closing Date, (ii) 0.75% of the Maximum Loan Amount if the Early Termination Date occurs on or after the first anniversary of the Second Amendment Closing Date to and including the date immediately preceding the second anniversary of the Second Amendment Closing and (iii) 0.25% of the Maximum Loan Amount if the Early Termination Date occurs on or after the second anniversary of the Second Amendment Closing Date to and including the date immediately preceding the third anniversary of the Second Amendment Closing Date.

The Amendment also contains other customary representations, warranties, covenants and terms and conditions.  The Company paid a $30,000 amendment fee to Sovereign in connection with the Amendment.

The foregoing summary is not complete and is qualified in its entirety by reference to the Loan Agreement, filed as Exhibit 99.1 to the Company's Current Report on Form 8-K filed on August 8, 2008, the First Amendment  filed as Exhibit 99.1 to the Company's Current Report on Form 8-K filed on January 20, 2011, and to the Second Amendment attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 2.03  Creation of a Direct Financial Obligation

The information contained in Item 1.01 above is hereby incorporated by reference into this Item 2.03.  Upon a default under the Loan Agreement, as amended, including the non-payment of principal or interest, the obligations of the Company under the Loan Agreement, as amended, may be accelerated and the assets securing the obligations secured.

Item 9.01  Financial Statements and Exhibits

(d)           The following exhibits are filed herewith:.

Exhibit 99.1  Second Amendment to Revolving Credit, Term Loan and Security Agreement dated February 1, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLONDER TONGUE LABORATORIES, INC.

By:  /s/ Eric Skolnik
Eric Skolnik
Senior Vice President and Chief Financial Officer

Date: February 7, 2012

EXHIBIT INDEX

Exhibit No.                                                       Description

Exhibit 99.1	Second Amendment to Revolving Credit, Term Loan and Security Agreement dated February 1, 2012